Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES NO TRUST DISTRIBUTION FOR APRIL 2009
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A. — Trustee            NEWS RELEASE

FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (March 27, 2009) — LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today that there will be no Trust income distribution for the month of April 2009 for Unit holders of record on April 6, 2009. This release relates to production for the month of January 2009. Trust related expenses for the month of January 2009 totaled $135,687 while Royalty income will be $37,417. Trust expenditures in excess of Royalty income received will reduce the Trust’s reserve for Trust expenses.
The Royalty income for the month of January does not include any proceeds from the Jay Field or Offshore Louisiana properties due to excess production costs. Excess production costs incurred through January 2009 to be recouped from future proceeds at the Jay Field and Offshore Louisiana properties totaled $9,399,761 and $2,965,550 respectively. There are no excess production costs for South Pass 89.
Gross Proceeds prior to deductions for Production Costs for the month of January 2009 by property were as follows: $933,112 for Jay Field property, $116,430 for South Pass 89 property, and $0 for Offshore Louisiana property.
Production Costs for the month of January 2009 by property are as follows: $1,824,294 for Jay Field property, $55,112 for South Pass 89 property and ($118,654) for Offshore Louisiana property.
As previously announced, the Trustee has received a letter from Quantum Resources Management LLC addressed to all Jay Field royalty interest owners stating that Quantum had temporarily suspended production from the Jay Field on December 22, 2008. The letter stated that Quantum’s decision to suspend production resulted from the dramatic decline in oil prices coupled with high operating expenses.
In January 2009 there was $210,713 released from the Offshore Louisiana Property Special Cost Escrow for plugging and abandonment costs.
The Fee Lands Royalties for the month of January 2009 were $6,758.
The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust’s interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The Trust Agreement provided that the Trust will terminate in the event that net revenues, calculated as required by the Trust Agreement, fell below $5,000,000 for two successive years. Net revenues for 2007 were approximately $2.0 million, and net revenues for 2006 were approximately $2.1 million. Consequently, the Trust terminated effective December 31, 2007.
As a result of the termination of the Trust, the Trustee retained an investment banking firm to manage the sale of the Trust’s assets. However, on October 23, 2008 the Trust announced that it intends to temporarily postpone the sale of its assets in light of current market conditions. The Trustee will review market conditions frequently, and intends to recommence the marketing process as soon as practicable.
In accordance with the documents governing the Trust, if any asset required to be sold has not been sold by December 31, 2010, the Trustee will cause the asset to be sold at public auction to the highest cash bidder. The Trustee is required to mail notice of any such public auction to all Unit holders at least 30 days prior to any such auction. Except in connection with any proposed non-cash sale, no approval of the Unit holders will be required in connection with the sale of the Trust’s assets.
Subject to limitations set forth in the Trust Agreement, the Trustee is authorized to borrow funds if necessary to pay expenses of the Trust. If permitted, any such borrowings may be on a secured or unsecured basis. The Trustee is authorized by the Trust Agreement to borrow any such funds from itself or from any other person; however, no assurance can be given that the Trustee will be able to borrow money on terms the Trust considers reasonable or at all.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm